Exhibit 99.3

CODE OF CONDUCT POLICY

1.                            PURPOSE

                                      The Code of Conduct has been written to assure compliance with various laws and regulations throughout the world governing the conduct of ESG Re Ltd, its subsidiaries and its employees and contractors.

2.                            SCOPE

                                      This policy covers ESG Re Ltd, and all subsidiaries.  In addition it covers all directors, officers and employees of covered companies.

3.                            EFFECTIVE DATE

                                      This Policy shall be effective from 1st January, 2000.

4.                            ADMINISTRATION

4.1                   This policy will be administered by Margaret L. Webster, General Counsel.

4.2                     Any employee shall immediately disclose the nature of any material circumstances, act or affiliation which is or may appear to be a conflict of interest with their duties and responsibilities to the company.  Conflicts of interest or any unethical or improper behavior should be reported to the Administrator of this policy, to the CEO of ESG Re Ltd or to any member of the ESG Re Ltd Board of Directors.

4.3                     Each employee has the responsibility to read this policy statement carefully and seek clarification of any portion of it he/she doesn’t understand.  The administrator of the policy should be consulted for assistance.  Each year, certain employees will be asked to confirm in writing that they read and understand the policy and indicate whether or not they are in compliance with it.  Employees who violate this policy statement will be subject to appropriate disciplinary action including, but not limited to, termination of employment.

4.4                     No provision in this policy should be interpreted or relied upon as creating any rights more broad than those recognized by applicable law.

5.                            DEFINITIONS

                                      “Company” shall mean ESG Re Ltd and all subsidiaries.

                                      “Conflict of Interest” shall mean any act or circumstance that could or could appear to cast doubt on an employee’s ability to act with total objectivity with regard to the company interest.

6.                            POLICY

6.1                     Conflicts of Interest

             (a)                                            All employees shall avoid both conflicts of interest and even the appearance of such conflicts.

The following are examples of potential conflicts of interest:

If an employee or any member of his/her immediate family is affiliated with, plans to be affiliated with or has a significant financial interest in any of the following the employee must disclose the affiliation to the Administrator of this policy.

•                    Business enterprises that compete with the company

•                    Business enterprises that are customers of the company

•                    Suppliers of goods or services to the company

Senior Management shall determine whether such affiliations represent a conflict of interest and what corrective action should be taken, if any.

(b)                                Neither an employee nor any member of his/her immediate families shall receive directly or indirectly any significant or inappropriate benefits, entertainment, gifts including complimentary trips, loans or other types of compensation from customers and suppliers of goods or services conducting business with the company.

(c)                                 Neither an employee or any member of his/her families shall excessively or inappropriately entertain customers, prospective customers, suppliers of goods or services, or others conducting business with the company.

6.2                               Outside Activities

(a)                                  Employees are encouraged to actively participate in civic, cultural, and community affairs on a volunteer basis.  The essence of volunteering is, of course that volunteer service is provided on an employee’s own time so that the employee’s job, for which he/she is being compensated by the Company is done thoroughly and properly.

(b)                                 Occasionally, an employee may be asked to serve on a Board or another business organization.  An employee must obtain prior approval of Board memberships from the Administrator of this policy at the time of appointment to a Board.  Any compensation for such service performed on Company time shall be the property of the Company.

(c)                                  Employment by other business organizations outside of regular hours of employment at the Company is discouraged, as it intends to impair the employee’s ability to satisfactorily fulfill his/her job.  Such employment is forbidden with a supplier or customer of the Company.  Outside employment should be disclosed to the Employee’s Manager at the time the employee accepts such employment.

(d)                                 Political activity, though encouraged, should be in the name of the employee and not in the name of the Company.

(e)                                  Any employee who intends to accept a public office position must obtain prior approval of his/her manager before any appointment or position is accepted.

(f)                                    Any outside activity which may present a possible conflict of interest should be discussed with the employee’s manager prior to engaging in that outside activity.

6.3                               Misuse of Corporate Assets

(a)                                 The assets (including computer equipment, software & telephones) of the Company should be used prudently and for business purposes of the Company.  They should not be used for the personal benefit of the individual employee.

(b)                                Political contribution of the corporate assets may be made only with the approval of the CEO of ESG Re Ltd.

6.4                               Proprietary Information and Privacy

(a)                                  The confidential nature of information concerning Company transactions, its present and prospective clients and their customers, its suppliers and its employees must be safeguarded.  Caution and extreme discretion should be exercised in the use of such information and in sharing only with those whom have a legitimate need and right to know.

(b)                                 Proprietary information available to an employee should be used only for the purpose intended by the Company.  It should never be used for personal benefit of any employee.

(c)                                 An employee should comply with securities regulations.  The Company has a policy against trading in securities while in possession of inside information.  The prohibition applies to securities about which material, non public information is known, and applies to securities trades made either personally or on behalf of others.  The policy and enforcement procedures are detailed in the Securities Trading Policy.

6.5                               Improper Transactions, payments and accounting

(a)                                 An employee and any member of his/her immediate family should not accept directly or indirectly any compensation from the Company in excess of the amount previously disclosed and officially authorized by the company.

(b)                                All transactions should be accurately recorded and properly classified in the accounting records of the Company.  No secret or unrecorded fund of corporate monies or other assets should be established or maintained.  No false entries shall be made to the corporate records.

(c)                                 Unlawful payments shall not be made.  Bribes and kickbacks shall be neither given nor received.

6.6                               Co-operation with Auditors

 (a)                               Co-operation is expected with the auditors from the public accounting firms who audit the Company, consultants who perform other professional services and internal auditors.  Care should be taken to be sure no false or misleading information is given to these professionals.

6.7                               Foreign Corrupt Practices Act and Money Laundering

                                               (a)                                  All employee’s must comply with the Foreign Corrupt Practices Act, which makes it unlawful for any U.S. Citizen, firm, agent or representative to authorize, offer or promise to pay or transfer money or anything of value to a non US official, political party, candidate for political office, or official of a public international organization is an effort to influence a decision for the purpose of obtaining or retaining business, or securing an improper advantage (e.g. favorable regulatory action).

(b)                                In addition all employees must comply with all applicable U.S.  Federal laws relating to money laundering which make it unlawful for any U.S. citizen, firm, agent or representative to participate in the process of diverting funds obtained through illegal or criminal activities into assets, in such a way as to conceal the true nature, origin, or ownership of the funds.

6.8                               Equal Opportunities

                                               The Company is an equal opportunities employer and will comply with all local applicable legislation.